EXHIBIT 1.1
May 16, 2007
Prospera Financial Services Inc
5429 LBJ Frwy
Ste 400
Dallas TX 75240
Attn Timothy Edwards
          VP-Sales
Re Managing Broker-Dealer Agreement
Gentlemen:
This letter confirms and comprises the agreement (“Agreement”) between Proinvest Realty Advisors LLC (“Company Sponsor”), a Texas limited liability company, Proinvest Realty Fund LLC (“Company”), a Delaware limited liability company, and Prospera Financial Services Inc (“Managing Broker-Dealer”), a Texas corporation, regarding the offering (“Offering”) and sale by the Company of up to $100 million of membership interests (“Units”) in the Company as more particularly described in the Prospectus and all supplements and amendments thereto from time to time (all together, “Prospectus”) describing the Offering and constituting a part of the Form S-11 registration statement (“Form S-11”) to be filed by the Company with the Securities and Exchange Commission (“SEC”).
1. Appointment of the Managing Broker-Dealer.
1.1. On the basis of the representations, warranties, and covenants herein contained, but subject to the terms and conditions herein set forth, the Managing Broker-Dealer is hereby appointed and agrees to act as the exclusive managing broker-dealer to sell the Units on a best efforts basis, including (a) the enlistment of other members (all together, “Selling Group Members”) of the National Association of Securities Dealers, Inc (“NASD”) acceptable to the Company Sponsor and to the Company, and (b) in cooperation with Other Registered Intermediaries (hereafter defined). The Managing Broker-Dealer shall enter into written selling agreements (“Selling Agreements”) with the Selling Group Members and the Other Registered Intermediaries (hereinafter defined) in a form and content reasonably satisfactory to the Company Sponsor and the Company.
1.2. No sale of the Units shall be regarded as effective unless and until accepted by the Company. The Company reserves the right, in its sole and absolute discretion, to accept or reject any subscription agreement (“Subscription Agreement”) by a prospective

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investor (“Prospective Investor”) in the Units, in whole or in part, and for a period of 15 days after receipt of any Subscription Agreement. Any Subscription Agreement not accepted by the Company within 15 days after receipt shall be deemed rejected by the Company. The Units will be offered during a period (“Offering Period”) commencing on the date of the effectiveness of the Form S-11 and continuing until the earlier of either (a) the date that all of the Units have been sold, or (b) December 31, 2008. The Company shall provide reasonable prior written notice to the Managing Broker-Dealer of any extension of the Offering Period proposed by the Company; provided, however, upon any such extension of the Offering Period, Managing Broker-Dealer may, in its sole discretion, terminate this Agreement by written notice to the Company, which termination shall be effective on the date set forth in subparagraph (b) of the preceding sentence. Upon any termination of this Agreement by the Managing Broker-Dealer pursuant to this Section 1.2, Prospera shall remain entitled to receive, and the Company shall pay to Prospera when due, all Fees (as defined herein) and reimbursements to which Prospera would otherwise be entitled pursuant to the Fee Schedule (as defined below) had the Offering Period ended on the date of such termination. Furthermore, no such termination shall impair, limit or restrict the indemnification agreements set forth in Sections 8 and 9 hereof.
1.3. Subject to the performance by the Company of all of the obligations of the Company to be performed hereunder, and to the completeness and accuracy of all of the representations and warranties by the Company contained herein, the Managing Broker-Dealer hereby (a) accepts such agency and agrees to the terms and conditions set forth herein, (b) agrees to act as the exclusive managing broker-dealer in the Offering and the sale of the Units, (c) agrees to the terms and conditions set forth herein, and (d) agrees to use its best efforts during the Offering Period to assist with finding Prospective Investors, through the Selling Group Members, the Other Registered Intermediaries, and otherwise.
2. Representations and Warranties of the Company and the Company Sponsor. The Company and the Company Sponsor hereby represent and warrant to the Managing Broker-Dealer that:
2.1. The Company and the Company Sponsor each have (a) been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware and Texas, respectively, (b) all requisite authority to enter into this Agreement, and (c) all requisite authority to conduct its business as described in the Prospectus.
2.2. No default exits in the due performance and observance of any material obligation, term, covenant, or condition of any agreement or instrument to which the Company or Company Sponsor is a party or by which the Company or Company Sponsor is bound.

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2.3. Neither the Prospectus nor any sales literature or other materials prepared by or for the Company or Company Sponsor in connection with the Offering (all together, “Other Offering Materials”) contain, nor will they contain, at any time during the Offering Period, any untrue statement of a material fact, nor do they or will they at any time during the Offering Period omit to state a material fact required to be stated therein or necessary to make the statements therein, under the circumstances in which such statements are made, not misleading.
3. Covenants of the Company. The Company agrees that:
3.1. The Company shall deliver to the Managing Broker-Dealer such numbers of copies of the Prospectus in both physical printed format and, if requested by a Prospective Investor, in electronic format, and of the Other Offering Materials, as the Managing Broker-Dealer may reasonably request. The Company shall submit drafts of the Prospectus and the Other Offering Materials to the Managing Broker-Dealer prior to use, will not use any Prospectus (including any document within the definition of Prospectus herein) or Other Offering Materials to which the Managing Broker-Dealer may reasonably object, and shall make such modifications, amendments, or supplements to the Prospectus and the Other Offering Materials as are reasonably requested by the Managing Broker-Dealer to eliminate any inaccurate or misleading statement contained therein, but no failure to make any objection or to request any modification, amendment, or supplement to the Prospectus or the Other Offering Materials shall constitute any representation by the Managing Broker-Dealer regarding the accuracy or completeness of the Prospectus or the Other Offering Materials.
3.2. The Company shall comply with all requirements imposed upon it by the rules and regulations of the SEC and all applicable state securities laws (all together, “Securities Laws”) to permit the continuance of the Offering, in accordance with the provisions hereof and in the Prospectus, and will amend or supplement the Prospectus or the Other Offering Materials at any time if required to make the Prospectus or the Other Offering Materials comply with all requirements of the Securities Laws.
3.3. If at any time an event occurs as a result of which the Prospectus or the Other Offering Materials would include an untrue statement of a material fact or, in view of the circumstances under which such statement is made, omit to state any material fact necessary to make such statement not misleading, the Company shall notify the Managing Broker-Dealer thereof, and thereafter as soon as possible effect an amendment or supplement of the Prospectus or the Other Offering Materials, as appropriate, which corrects such statement or omission, and deliver to the Managing Broker-Dealer as many copies of such amended or supplemented Prospectus or Other Offering Materials as the Managing Broker-Dealer may reasonably request.
3.4. The Company shall apply the net proceeds from the Offering in the manner set forth in the Prospectus.

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3.5. The Company shall furnish purchasers of the Units (“Unit Holders”) with the reports described in the Prospectus and shall deliver to the Managing Broker-Dealer one copy of each such report at the time that such report is furnished to the Unit Holders, together with such other information concerning the Company as may be reasonably be requested by the Managing Broker-Dealer.
3.6. The Company shall not make any written or oral representations or statements to Prospective Investors that contradict or are inconsistent with the statements made in the Prospectus or the Other Offering Materials.
3.7. Any manager, officer, director, employee, affiliate or member (which member is the Company Sponsor or an affiliate of the Company Sponsor) of the Company who purchases the Units in connection with the Offering shall do so for investment purposes only and not with a view to the resale or distribution thereof.
3.8 The Company will provide to the Managing Broker-Dealer a copy of the Company’s privacy policy, as same may be amended from time to time. The Company agrees to comply with the terms of Managing Broker-Dealer’s privacy policy provided to the Company.
4. Duties and Obligations of the Managing Broker-Dealer.
4.1 The Managing Broker-Dealer shall serve in a best efforts capacity with respect to the Offering. The Managing Broker-Dealer may offer the Units as an agent, but all sales shall be made by the Company acting through the Managing Broker-Dealer as an agent, and not by the Managing Broker-Dealer as a principal. The Managing Broker-Dealer shall have no authority to appoint any person or other entity as an agent or sub-agent of the Managing Broker-Dealer or the Company, except to appoint Selling Group Members acceptable to the Managing Broker-Dealer and the Company.
4.2. The Managing Broker-Dealer shall make no representations to any Prospective Investor other than those contained in the Prospectus and the Other Offering Materials, and shall not authorize any written materials to be used by any Selling Group Member or Other Registered Intermediary to describe the potential investment in the Units to Prospective Investors other than the Prospectus and the Other Offering Materials.
4.3. The Managing Broker-Dealer shall provide each Prospective Investor with a copy of the Prospectus before a sale of any Units to such Prospective Investor and advise each such Prospective Investor at the time of the initial offering that the Company and/or its agents and consultants will, during the course of the Offering and prior to any sale of the Units, afford such Prospective Investor and/or any representative of such Prospective Investor, the opportunity to ask questions of and to receive answers from the Company

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and/or its agents and consultants concerning the terms and conditions of the Offering and to obtain any additional information possessed by the Company or which may be obtained by the Company without unreasonable effort or expense and which is necessary to verify the accuracy of the information contained in the Prospectus and the Other Offering Materials.
4.4. The Managing Broker-Dealer shall not execute any transaction in which a Prospective Investor invests in the Units in a discretionary account without the prior written approval of the transaction by the Prospective Investor.
4.5. Subject to its approval in accordance with this Section 4.5, the Managing Broker- Dealer shall comply in all material respects with the subscription procedures and distribution plan set forth in the Prospectus and the Other Offering Materials. It is hereby expressly agreed by the parties hereto that the Prospectus and all other sales literature or materials prepared by the Company or Company Sponsor in connection with the Offering are subject to the approval of the Managing Broker-Dealer (which approval shall not be unreasonably withheld, delayed or conditioned), and no item shall be considered a part of the Other Offering Materials for purposes of this Agreement unless and until such item is approved by the Managing Broker-Dealer pursuant hereto.
4.6. If the Managing Broker-Dealer receives any funds for a purchase of the Units, the Managing Broker-Dealer shall transmit such funds as soon as practicable following the receipt thereof to the offering escrow account (“Offering Escrow Account”) established by the Company at a federally insured national banking association located in Dallas, Texas and reasonably acceptable to the Company, the Company Sponsor, and the Managing Broker-Dealer (“Offering Escrow Agent”).
4.7. The Managing Broker-Dealer shall furnish to the Company upon request a complete list of all persons who have been offered the Units by the Managing Broker- Dealer and any Selling Group Member or Other Registered Intermediary and of the states of residence or domicile of such persons having been offered Units.
4.8. The Managing Broker-Dealer shall immediately bring to the attention of the Company any circumstance or fact which causes the Managing Broker-Dealer to believe that the Prospectus, the Other Offering Materials, the Company Marketing Plan, the organizational documents of the Company or any other information supplied to a Prospective Investor in their subscription materials, may be inaccurate, misleading, or in violation of any Securities Laws or NASD Rules.
4.9. The Managing Broker-Dealer, or its designee, shall thoroughly review all pertinent organizational documents of the Company.
4.10. In soliciting Prospective Investors to purchase the Units, the Managing Broker- Dealer shall comply with all of the Securities Laws, including most particularly

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applicable requirements of the Securities Act of 1933 (‘“33 Act”) and the Securities Exchange Act of 1934 (“34 Act”), the published rules and regulations under the ‘33 Act and the ‘34 Act, and the rules and regulations of the NASD (all together, “NASD Rules”), and the Managing Broker-Dealer shall not give any information or make any representation other than those contained in the Prospectus and in the Other Offering Materials furnished to the Managing Broker-Dealer by the Company and approved by the Managing Broker-Dealer in accordance herewith.
4.11 When Selling Group Members or Other Registered Intermediaries (hereinafter defined) are utilized in the Offering, the Managing Broker Dealer shall require that all such Selling Group Members and Other Registered Intermediaries comply with the foregoing obligations in this Section 4.
4.12. The Managing Broker-Dealer shall cooperate with and assist, and actively participate with, the Company, the Company Sponsor, and Critical Data Inc (“Company Marketing Consultant”), a Washington corporation, in the preparation and refinement of a marketing plan (“Company Marketing Plan”) for the Offering, including the preparation and refinement of detailed timelines and budgets for the implementation thereof and, provided the Managing Broker-Dealer has given its approval of the Company Marketing Plan (which approval shall not be unreasonably withheld, delayed or conditioned), the performance of the responsibilities of the Managing Broker Dealer thereunder.
4.13. The Managing Broker-Dealer shall review the Prospectus, the Other Marketing Materials, and the Company Marketing Plan, and shall permit the inclusion therein of the prominent identification of the Managing Broker-Dealer as the exclusive managing broker-dealer for the Offering.
4.14. [section intentionally omitted].
4.15. The Managing Broker-Dealer shall produce, or cause the Due Diligence Consultant to produce, a due diligence report (“Due Diligence Report”) as to the fairness and/or transactional feasibility of the Company and the Offering suitable for dissemination to Prospective Investors.
4.16. The Managing Broker-Dealer shall timely negotiate and document selling agreements with the Selling Group Members, and with financial planners, commercial banks, trust companies, and other permitted sales and distribution intermediaries (all together, “Other Registered Intermediaries”) identified in the Company Marketing Plan, or otherwise identified to the Managing Broker-Dealer by the Company or the Company Marketing Consultant. Nothing contained in this Agreement, however, shall require the Managing Broker-Dealer to enter into any agreement with any party regarding the offering or sale of the Units, and unless and until an agreement is entered into by and between the Managing Broker-Dealer and any third party concerning the Offering, such

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third party shall not be considered a Selling Group Member or Other Registered Intermediary for purposes of this Agreement.
4.17. The Managing Broker-Dealer shall maintain the Offering Escrow Account for all proceeds of the Offering prior to the initial minimum subscription amount closing of the Offering as specified in the Prospectus.
4.18. The Managing Broker-Dealer shall oversee and supervise the execution, delivery, and maintenance of the Subscription Agreements and the deposit into the Offering Escrow Account of all amounts tendered pursuant to the Subscription Agreements.
4.19. The Managing Broker-Dealer shall solicit, cause to be solicited, and generally oversee and supervise the solicitation of subscriptions (“Subscriptions”) for the purchase of the Units pursuant to the terms and conditions of the Offering as stated in the Prospectus and the Other Offering Materials, in a manner reasonably acceptable to the Company, the Company Sponsor, and the Company Marketing Consultant.
4.20. The Managing Broker-Dealer shall cooperate with the Company, the Company Sponsor, and the Company Marketing Consultant in all aspects of the Offering and the implementation of the Company Marketing Plan.
4.21. The Managing Broker-Dealer shall use reasonable efforts to attend, after reasonable prior notice, meetings, conferences, and other presentations and activities in support of the Offering and the implementation of the Company Marketing Plan.
4.22. The Managing Broker-Dealer shall otherwise perform the duties delegated and ascribed to the Managing Broker-Dealer, with the approval thereof as set forth herein, in the Prospectus, the Other Offering Materials, and the Company Marketing Plan.
4.23 The Managing Broker-Dealer will provide to the Company a copy of the Managing Broker-Dealer’s privacy policy, as same may be amended from time to time. The Managing Broker Dealer agrees to comply with the terms of the Company’s privacy policy provided to the Managing Broker-Dealer.
5. Representations and Warranties of the Managing Broker-Dealer. The Managing Broker-Dealer represents and warrants to the Company that:
5.1. The Managing Broker-Dealer is duly organized and is validly existing as a corporation in good standing under the laws of the State of Texas, has all requisite authority to enter into this Agreement, and has all requisite authority to conduct its business as described herein.
5.2. This Agreement, when executed and delivered by the Managing Broker-Dealer, shall have been duly authorized and shall be a valid and binding agreement of the

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Managing Broker-Dealer, enforceable in accordance with the terms and conditions hereof.
5.3. To the best of the knowledge and belief of the Managing broker-Dealer, the consummation of the transactions contemplated herein and those contemplated by the Prospectus and the Other Offering Materials (to the extent the same have been approved by the Managing Broker-Dealer pursuant to Section 4.5) will not result in a breach or violation of any order, rule, or regulation directed to the Managing Broker-Dealer by any court or any federal or state regulatory body or administrative agency having jurisdiction over the Managing Broker-Dealer.
5.4. The Managing Broker-Dealer presently is, and during the term of this Agreement shall be, duly registered as a broker-dealer pursuant to the provisions of the ‘34 Act, a member in good standing of the NASD, and a broker-dealer duly registered as such in each state where offers are made by the Managing Broker-Dealer and such registration is required. The Company and the Company Sponsor hereby acknowledge that the Managing Broker-Dealer is not registered as a broker-dealer in the Commonwealth of Puerto Rico.
5.5. This Agreement, and any supplement and/or amendment hereto, may be filed by the Company with the SEC, if required, and may be filed with, and may be subject to the approval of, any federal or state securities regulatory agencies, if required.
5.5. No agreement shall be made by the Managing Broker-Dealer with any person permitting the resale, repurchase, or distribution of any Units purchased by such person.
6. Compensation of the Managing Broker-Dealer and Others. As compensation for the services to be rendered under this Agreement, the Managing Broker-Dealer, the Selling Group Members, and the Other Registered Intermediaries shall be entitled to receive from the Company the fees (“Fees”) specified in the Broker Dealer and Participating Broker Dealer Fee Schedule (“Fee Schedule”) attached hereto as Exhibit A and incorporated herein by reference, at the times and in accordance with the procedures specified in the Fee Schedule. Any term or condition of this Section 6 to the contrary notwithstanding, the Company reserves the right, in its sole discretion, to refuse to accept any or all of the Subscription Agreements and to terminate the Offering at any time prior to the expiration of the Offering Period; provided, however, neither the refusal to accept a Subscription Agreement nor the termination of the Offering or this Agreement shall relieve the Company of the obligation to reimburse the Managing Broker-Dealer for any expenses in accordance with the Fee Schedule.
7. Conditions to the Payment of the Fees. No Fees shall be payable by the Company with respect to any Subscription Agreement that is rejected by the Company or in the event of a termination of the Offering by the Company. No Fees shall be payable by the Company with respect to any Subscription Agreement unless and until such time as the

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Company has received the proceeds of the sale of the Units contemplated by such Subscription Agreement from a disbursement of the Offering Escrow Account, or otherwise.
8. Indemnification of the Managing Broker-Dealer.
8.1 Subject to the conditions set forth below, the Company hereby indemnifies and agrees to hold the Managing Broker-Dealer, the Selling Group Members, and the partners, directors, officers, managers, employees, attorneys, and accountants of the Managing Broker-Dealer and the Selling Group Members (any one, “Indemnified Dealer Party;” all together, “Indemnified Dealer Parties”) harmless from and against any and all loss, liability, claims, damages, and expense whatsoever arising from or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or the Other Offering Materials, or in any document filed in any jurisdiction in order to qualify the Offering under the Securities Laws pertaining thereto, (b) the omission or alleged omission from the Prospectus or the Other Offering Materials of a material fact required to be stated therein or necessary to make the statements therein not misleading, (c) the failure of the Company to comply with the Securities Laws, other than a failure resulting from an act or omission by the Indemnified Dealer Party seeking indemnification, (d) any other verbal or written representation by the Company or its members, managers, officers, directors, agents (other than the Indemnified Dealer Parties), marketing consultants, employees, or affiliates in connection with the Offering in violation of the Securities Laws, or (e) a breach by the Company of any term, condition, representation, or warranty by the Company in this Agreement.
8.2. If any action is brought against an Indemnified Dealer Party in respect of which indemnification may be sought hereunder, such Indemnified Dealer Party shall promptly notify the Company in writing of such action and the Company shall assume the defense of such action, at the expense of the Company, through qualified legal counsel selected by the Company and reasonably acceptable to the Managing Broker-Dealer.
8.3. The Company shall promptly notify the Indemnified Dealer Parties in writing of the commencement of any litigation or proceedings against the Company or any of the officers or agents of the Company in connection with the Prospectus, the Other Offering Materials, or the Offering.
8.4. The indemnification specified in Section 8.1 hereof shall not apply to the extent that any loss arises out of or is based upon any untrue statement or alleged untrue statement of a material fact made by an Indemnified Dealer Party, or any omission or alleged omission of a material fact required to be stated by an Indemnified Dealer Party excluding, however, any untrue statement or alleged untrue statement or omission based on the statements and representations in the Prospectus or the Other Offering Materials.
9. Indemnification of the Company.

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9.1. Subject to the conditions set forth below, the Managing Broker-Dealer hereby indemnifies and agrees to hold the Company, and the members, directors, officers, managers, employees, attorneys, and accountants of the Company (any one, “Indemnified Company Party;” all together, “Indemnified Company Parties”) harmless from and against any and all loss, liability, claims, damages, and expense whatsoever arising from or based upon (a) any unauthorized verbal or written representations in connection with the Offering made by the Managing Broker-Dealer, the Selling Group Members, the Other Registered Intermediaries, or their agents, employees, or affiliates in violation of the Securities Laws or the NASD Rules, (b) the failure of the Managing Broker-Dealer, the Selling Group Members, or the Other Registered Intermediaries to comply with the Securities Laws or the NASD Rules, other than as the result of an act or omission by the Company, or (c) a breach by the Managing Broker-Dealer of any term, condition, representation, warranty, or covenant by the Managing Broker-Dealer in this Agreement.
9.2. If any action is brought against an Indemnified Company Party in respect of which indemnification may be sought hereunder, such Indemnified Company Party shall promptly notify the Managing Broker-Dealer of such action and the Managing Broker- Dealer shall assume the defense of such action, at the expense of the Managing Broker- Dealer, through qualified legal counsel selected by the Managing Broker-Dealer and reasonably acceptable to the Company.
9.3. The Managing Broker-Dealer shall promptly notify the Indemnified Company Parties of the commencement of any litigation or proceedings against the Managing Broker-Dealer or any of the officers or agents of the Managing Broker-Dealer in connection with the Prospectus, the Other Offering Materials, or the Offering.
10. Compliance. All actions, direct or indirect, by the Managing Broker-Dealer and its agents, employees, and affiliates shall conform to (a) requirements applicable to broker-dealers under the Securities Laws, and (b) the NASD Rules.
11. Representations and Agreements to Survive Sale and Payment. Except as the context otherwise requires, all representations, warranties, and agreements herein shall be deemed to be representations, warranties, and agreements at and as of any time during the Offering Period up to and including the termination of the Offering Period, and such representations, warranties, and agreements by the Company and the Managing Broker- Dealer, including the respective indemnification agreements in Sections 8 and 9 hereof, shall remain operative and in full force and effect regardless of any investigation made by the Company or the Managing Broker-Dealer and shall survive the sale of, and payment for, the Units.
12. Costs of the Offering. Except for the Fees and the reimbursable expenses specified in the Fee Schedule attached hereto, which are the sole obligations of the Company, the Managing Broker-Dealer, the Selling Group Members, and the Other

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Registered Intermediaries shall pay all of their respective costs and expenses, including without limitation all costs and expenses necessary to remain in compliance with the Securities Laws, other federal and state laws, the NASD Rules, and fees and expenses of legal counsel to the Managing Broker-Dealer. The Company shall pay all of the costs and expenses incident to the performance of the obligations of the Company hereunder, including without limitation expenses incident to filings with the SEC and state regulatory agencies, fees and expenses of legal counsel to the Company, and costs of production and reproduction of the Prospectus and the Other Offering Materials.
13. Discretionary Termination. This Agreement is terminable by either the Company or the Managing Broker-Dealer at any time after not less than 90 days prior written notice by the Company or the Managing Broker-Dealer to the other. Any termination hereof shall not impair, limit, or restrict the indemnification agreements specified in Sections 8 and 9 hereof, or the rights of the Managing Broker-Dealer with respect to reimbursement pursuant to the Fee Schedule.
14. Termination for Cause.
     (a) The Managing Broker-Dealer may terminate this Agreement immediately upon written notice thereof to the Company upon the occurrence of any of the following:
     (i) Either of the Company or the Company Sponsor shall violate or otherwise breach any of the terms of that certain Escrow Agreement governing the Offering Escrow Account;
     (ii) Either of the Company or the Company Sponsor shall suffer an Event of Bankruptcy (as defined below);
     (iii) Either of the Company or the Company Sponsor shall (A) violate any Securities Law or NASD Rule or (B) take, or acquiesce in the taking of, any action that may reasonably be anticipated to cause the Managing Broker-Dealer, any Selling Group Member or any Other Registered Intermediary to be in violation of any Securities Law or NASD Rule;
     (iv) Either of the Company or the Company Sponsor shall breach this Agreement; or
     (v) Any representation or warranty of either of the Company or the Company Sponsor as set forth in Section 2 shall be inaccurate in any material respect.
     (b) Either of the Company or the Company Sponsor may terminate this Agreement immediately upon written notice thereof to the Managing Broker-Dealer upon the occurrence of any of the following:

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(i) The Managing Broker-Dealer shall suffer an Event of Bankruptcy (as defined below);
     (ii) The Managing Broker-Dealer shall (A) violate any Securities Law or NASD Rule or (B) take, or acquiesce in the taking of, any action that may reasonably be anticipated to cause either of the Company or the Company Sponsor to be in violation of any Securities Law or NASD Rule;
     (iii) The Managing Broker-Dealer shall breach this Agreement; or
     (iv) Any representation or warranty of the Managing Broker-Dealer as set forth in Section 5 shall be inaccurate in any material respect
For purposes hereof, “Event of Bankruptcy” means, as to the Company, Company Sponsor or Managing Broker-Dealer: (i) the filing by that party of a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under Title 11 of the United States Code, Section 101 et seq. (as the same may now or hereafter be amended) or an admission seeking the relief therein provided or the taking of similar action under the laws of any state or local jurisdiction; (ii) the making by that party of a general assignment for the benefit of its creditors; (iii) the consent of that party to the appointment of a receiver for all or a substantial part of its property; (iv) in the case of the filing of an involuntary petition in bankruptcy, the entry for that party of an order for relief; (v) the entry of a court order appointing a receiver or trustee for all or a substantial part of that party’s property without its consent; or (vi) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of that party’s property.
Upon any termination of this Agreement by any party hereto pursuant to this Section 14, (i) the Managing Broker-Dealer shall remain entitled to receive, and the Company shall pay to the Managing Broker-Dealer when due, any and all Fees and reimbursements to which the Managing Broker-Dealer would otherwise be entitled pursuant to the Fee Schedule as if the Offering Period ended on the date of such termination, and (ii) such termination shall not impair, limit or restrict the rights of the party having terminated this Agreement to indemnification under Section 8 or Section 9, as applicable.
15. Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflicts of laws provisions.
16. Severability. If any portion of this Agreement shall be held by a court of competent jurisdiction to be invalid or inoperative, then so far as is reasonable and possible (a) the remainder of this Agreement shall be considered valid and operative, and (b) effect shall be given to the intent manifested by the portion held invalid or inoperative.

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17. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, taken together, shall constitute one and the same document.
18. Modification or Amendment. This Agreement may not be modified or amended except by written agreement of the Company Sponsor, the Company, and the Managing Broker-Dealer.
19. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed delivered when deposited into a regularly maintained receptacle of the United States Postal Service as first class, postage pre-paid, return receipt requested certified mail, and addressed (a) if to the Company Sponsor: Proinvest Realty Advisors LLC, 8333 Douglas Ave, Ste 1450, Dallas TX 75225, Attn G N Olson, President & CEO, (b) if to the Company: Proinvest Realty Fund LLC, 8333 Douglas Ave, Ste 1450, Dallas TX 75225, Attn: G N Olson, Chrmn of the Board of Managing Directors, and (c) if to the Managing Broker-Dealer: Prospera Financial Services Inc, 5429 LBJ Frwy, Ste 400, Dallas TX 75240, Attn: Timothy Edwards, VP-Sales.
20. Parties. This Agreement shall be binding upon and inure solely to the benefit of the Company Sponsor, the Company, and the Managing Broker-Dealer, and their respective successors and assigns, and no other person or entity shall have or be construed to have any legal or equitable right, remedy, or claim under, in respect of, or by virtue of this Agreement or any provision herein contained.
21. Delay. Neither the failure nor any delay on the part of the Company Sponsor, the Company, nor the Managing Broker-Dealer to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.
22. Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in such action or proceeding and any additional action or proceeding for enforcement of a judgment, in addition to any other relief to which such successful or prevailing party may be entitled.
23. Entire Agreement. This Agreement and the schedules and exhibits contemplated herein contain the entire understanding among the Company, the Company Sponsor, and the Managing Broker-Dealer with respect to the subject matter hereof and supersedes and prior understandings or written or oral agreements respecting the subject matter hereof.

Prospera Financial Services Inc.
May 16, 2007

24. Approval of Organizational Documents and Asset Management Agreement. Irrespective of its execution of this Agreement, the Managing Broker-Dealer shall not be bound by the terms hereof unless and until it has given its approval (which approval shall not be unreasonably withheld, delayed or conditioned) of (a) the definitive organizational documents (all together, “Organizational Documents”) pertaining to the Company, including without limitation the Certificate of Formation of the Company and the Limited Liability Company Agreement of the Company, and (b) the management agreement (“Management Agreement”) to be entered into by and between the Company and the Company Sponsor pursuant to which the Company Sponsor shall have exclusive rights (other than such rights as are reserved to the Board of Managing Directors of the Company) to manage all the business and affairs of the Company; provided, however, that the Managing Broker-Dealer shall have the right to withhold approval of the Organizational Documents and/or the Management Agreement and will not thereby be deemed to be acting unreasonably if either the Organizational Documents or the Management Agreement are contrary to or otherwise inconsistent with the terms and conditions of this Agreement or of the Fee Schedule . In the event the Managing Broker-Dealer does not (a) give its approval in accordance with this Section 24, or (b) receive a favorable Due Diligence Report, then the Company and the Company Sponsor shall reimburse the Managing Broker-Dealer for all reasonable expenses incurred in connection with this Agreement and the transactions contemplated in this Agreement.
If the foregoing terms and conditions correctly set forth the understanding among the Company, the Company Sponsor, and the Managing Broker-Dealer, please so indicate in the space provided below for that purpose and return two signed copies hereof to the Company and the Company Sponsor, whereupon this Agreement shall constitute a binding agreement among the Company, the Company Sponsor, and the Managing Broker-Dealer.

PROINVEST REALTY ADVISORS LLC,		PROINVEST REALTY FUND, LLC

By:	/s/ G N Olson	By:	/s/ G N Olson

	G N Olson		G N Olson
	President & CEO		Chrmn of the Board of Managing
Directors

PROSPERA FINANCIAL SERVICES INC

By:	/s/ Abel Garcia Abel Garcia
Director of Finance

Managing Broker Dealer and Participating Broker Dealer Fee Schedule:

ñ Managing Broker Dealer Fee:	1% of offering proceeds plus deferred and subordinated Trailing Fees equal to 3% of net asset disposition proceeds[1].

ñ Broker Dealer Selling Concessions or Commissions:
Up to 6% of offering proceeds
ñ Marketing Fees and Expenses of Participating Broker Dealers:	Up to 1% of offering proceeds[2]
Prospera, as the Managing Broker Dealer will negotiate the terms of selling agreements with Selling Group Members and Other Registered Intermediaries, on forms and pursuant to terms and conditions reasonably acceptable to the Company Sponsor, on the best terms available as Prospera determines, from time to time, in its reasonable judgment, based upon and in accordance with the pricing parameters set forth in this fee schedule. Upon receipt and approval of subscriptions by the Company Sponsor, from time to time, up to the fund Minimum Offering and upon receipt by the Company Sponsor of the selling agreements associated with those subscriptions and approval thereof as being in made in accordance with the requirements of the foregoing and attached Agreement and this fee schedule, Prospera, as the Managing Broker Dealer and agent for the Company Sponsor and the Company will deposit the subscriptions in the Company depository pursuant to the Escrow Agreement.
When the fund Minimum Offering has been achieved as evidenced by subscription agreements approved and accepted by the Managing Broker Dealer and the Company Sponsor, based on approved fee arrangements negotiated and documented by Prospera, as Managing Broker Dealer in

[1]	Prospera’s Trailing Fees (“Trailing Fees”) shall be payable in amounts equal to 3.0% of the cash flow received by the Company from time to time derived solely from the disposition of any real estate asset (“Company Asset”) owned by the Company, after payment by the Company of (i) all indebtedness related to the Company Asset being sold, (ii) all selling expenses related to the Company Asset being sold, (iii) the establishment of reasonable, necessary, and prudent capital reserves by the Company from the proceeds received by the Company from the Company Asset being sold, and (iv) the payment and distribution with respect to the Units of all amounts necessary for the Units to achieve an eight percent (8%) internal rate of return. Payment of the Trailing Fees is subject to any limitations imposed on such payment by NASD Rule 2810 or any Notice to Members related to Rule 2810, and to all other limitations, if any, imposed by the NASD on the amount or terms of payment of any such Trailing Fees.

[2]	To discipline expenditures of Marketing Fees and Expenses to the extent Marketing Fees and Expenses for a Participating Broker Dealer are less than 1% in connection with any selling transaction, the Managing Broker Dealer shall be entitled to a Marketing Fee equal to 50% of the amount by which the actual Marketing Fees and Expenses for such transaction are below 1% of the offering subscription amount that is the subject of that transaction.

accordance with this fee schedule and the approved selling agreement forms, Prospera will prepare a schedule of payments to be made to the Managing Broker Dealer, the Broker Dealer Selling Group Members, Participating Broker Dealers and Other Registered Intermediaries upon closure of the fund escrow. Upon approval of such schedule of payments by the Company Sponsor, the Company Sponsor will prepare the checks necessary for the approved payments and both the Company Sponsor and the Managing Broker Dealer will present instructions to the fund Escrow Holder to break the escrow pursuant to fund Escrow Agreement, permitting the Company to issue the checks in accordance with the approved schedule of payments.
Thereafter, as the Company Sponsor periodically approves subscription agreements made in accordance with selling agreements in the approved forms, providing for payments of fees, commissions, concessions and expenses consistent with this fee schedule, Prospera, as the Managing Broker Dealer and agent for the Company will deposit the subscription checks in the Company’s depository and the Company Sponsor, on behalf of the Company, will issue Company checks in payment of the fees, commissions and expenses associated with such subscriptions.
Fee Remission on Sales by Participating Broker Dealers and Other Registered Intermediaries for Advisory Fee-Only based Client Accounts:
Prospera, as Managing Broker Dealer, will arrange sales of Company Units by advisory fee based Participating Broker Dealers and Other Registered Intermediaries on a Net Asset Value Basis, without payment of broker dealer selling commissions or concessions and without payment of participating broker dealer marketing fees and expenses, but subject to the 1% Managing Broker Dealer Fee, using a form of subscription agreement prepared and approved by the Company Sponsor specifically to effect such sales. “Net Asset Value Basis” means that the purchase price otherwise payable per Unit would be reduced by the amount of fees and expenses that are not required, but otherwise would be payable (in this case, 7% — being the amount of the broker dealer selling commissions or concessions and participating broker dealer marketing fees and expenses not required to be paid), but the purchaser of such Units would be given credit for having paid the full purchase price per Unit.
Fee Remission on Sales to the Principals of the Company Sponsor, Prospera or Critical Data:
Prospera, as Managing Broker Dealer, will arrange sales of Company Units to the principals of the Company Sponsor and of Prospera and Critical Data — for their own account, on. a Net Asset Value Basis, without payment of any Managing Broker Dealer Fee, broker dealer selling commissions or concessions and without payment of participating broker dealer marketing fees and expenses, using a form of subscription agreement prepared and approved by the Company Sponsor specifically to affect such sales.
Reduction, Deferral and Subordination of Certain Broker Dealer Manager Fees and Certain Marketing Fees:
As a departure from customary practice in the marketing of direct participation investment programs similar to the fund, the Company Sponsor has obtained agreements from the Managing Broker Dealer and Company Sponsor’s marketing consultant for the fund to reduce certain fees that would otherwise be payable to them, to defer the payment of additional fees, to subordinate the payment of those deferred fees to the payment of the investors’ preferred return of and on their investment and to limit the payment of those fees to a percentage of Net Disposition Proceeds (see, Note 1).
The amount of the Managing Broker Dealer’s fee is 1% of each Unit or $100.00 per Unit. This amount is a reduction from a standard 2% broker dealer manager fee or $200.00 per Unit. The amount of the reduction is reflected in the reduced Managing Broker Dealer fees. The percentage of the deferred and subordinated compensation payable as a trailing fee to the Managing Broker Dealer in exchange for the overall reduction in the Managing Broker Dealer fees is 3% of Net Disposition Proceeds.
The amount of the marketing consultant fee is .25% or $25.00 per Unit. This amount is a reduction from a standard 1% marketing consultant fee of .75% or $75.00 per Unit. The amount of the reduction is reflected in reduced organizational and offering expense. The percentage of the deferred and subordinated compensation payable as a trailing fee to the marketing consultant in exchange for the overall reduction in the marketing consultant fee is 2% of Net Disposition Proceeds.
The deferred and subordinated Managing Broker Dealer trailing fee and the deferred and subordinated marketing consultant trailing fee are payable by the Company Sponsor out of its Incentive Compensation and are not otherwise deducted from payments to fund investors.
Volume Fee Discounts on Sales by Broker Dealers:
In connection with sales of certain minimum numbers of Units to a “purchaser,” as defined below, the purchaser will receive a volume discount resulting in a reduction in selling commissions payable with respect to such sale. In such event, any such reduction will be credited to the investor by reducing the purchase price per Unit payable by the investor. The following table illustrates the various discount levels available for qualifying purchases:

		Commissions on Sales per Incremental
		Unit in Volume Discount Range
		Percentage
Number of	Purchase Price per Incremental	(based on $10,000	Amount
Units Purchased	Units in Volume Discount Range	per Unit)	per Unit
1 to 20	$10,000	6%	$600
21 to 40	$9,800	4%	$400
41 and over	$9,740	3%	$300
Other accommodations may be agreed to by the Company Sponsor in connection with a purchase of 400 or more Units. The net proceeds to the Company would not be affected by such fee reductions, reimbursements or accommodations. All such sales in which compensation will be paid with respect to the sale of Units must be made through registered broker-dealers. No accommodation or volume discount will affect the amount of the Managing Broker Dealer Fee otherwise payable in connection with a purchase.
Because all investors will be deemed to have contributed the same amount per Unit to the Company for purposes of declaring and paying non-liquidating distributions, investors qualifying for a volume discount will receive a higher return on their investment than investors who do not qualify for such discount.
Regardless of any reduction in any commissions (or organization and offering fees in respect of sales of over 400 Units), for any reason, any other fees based upon gross proceeds of the offering, including organization and offering fees payable by the Company, will be calculated as though the purchaser paid $10,000 per Unit. The sales price for all such shares will also be deemed to be $10,000 per share for the purposes of determining whether the Company has sold shares equal to the Minimum Offering.
Investors may request in writing to aggregate subscriptions as part of a combined order for purposes of determining the number of Units purchased, provided that any aggregate group of subscriptions must be submitted simultaneously from the same broker-dealer, including the Managing Broker Dealer. Subscriptions may be combined for the purpose of determining the volume discounts in the case of subscriptions made by any “purchaser,” as that term is defined below, provided all such Units are purchased through the same broker-dealer. The volume discount shall be prorated among the separate subscribers considered to be a single “purchaser.” Any request to combine more than one subscription must be made in writing, submitted simultaneously with the subscription for Units, and must set forth the basis for such request. Any such request will be subject to verification by the Company Sponsor that all of such subscriptions were made by a single “purchaser.”
For the purposes of such volume discounts, the term “purchaser” includes:
(i) an individual, his or her spouse and their children under the age of 21 who purchase the Units for his, her or their own accounts;
(ii) a corporation, partnership, association, joint-stock company, trust fund or any organized group of persons, whether incorporated or not;
(iii) an employees’ trust, pension, profit-sharing or other employee benefit plan qualified under Section 401 (a) of the Internal Revenue Code; and
(iv) all commingled trust funds maintained by a given bank.
Notwithstanding the above, in connection with volume sales made to investors in Company Units, investors may request in writing to aggregate subscriptions as part of a combined order for purposes of determining the number of Units purchased, provided that any aggregate group of subscriptions must be received from the same broker-dealer, including the Managing Broker Dealer. Acceptance of any such request will be in the reasonable discretion of the Managing Broker-Dealer. Any such reduction in selling commission will be prorated among the separate subscribers. An investor may reduce the amount of his purchase price to the net amount shown in the foregoing table, if applicable. If such investor does not reduce the purchase price, the excess amount submitted over the discounted purchase price shall be returned to the actual separate subscribers for Units. As set forth above, all requests to aggregate subscriptions must be made in writing, and except as provided in this paragraph, separate subscriptions “will not be cumulated, combined or aggregated.
Expenses:
The Managing Broker Dealer is entitled to reimbursement from the Company or the Company Sponsor of the reasonable and appropriately documented fees and expenses of legal counsel to the Managing Broker-Dealer associated with the preparation and execution of this Agreement, a review of the due diligence prepared by a qualified third party on the Company and the Offering, the Prospectus, the Other Offering Materials, the Company Marketing Plan and related matters, not to exceed, however, in the aggregate the sum of $40,000.